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www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

Trans States Airlines to Use MedAire’s e-Learning
Web-based training to reduce crewmember classroom time

TEMPE, Ariz., July 23, 2007 – St. Louis, Mo.-based Trans States Airlines, the sixth largest independent American regional airline for American Airlines, United Airlines, and US Airways, has enhanced its contract with MedAire Inc. (ASX:MDE) to provide Train-the-Trainer medical instruction and become the first U.S. part 121 carrier to incorporate MedAire’s web-based medical training program into their current Federal Aviation Administration (FAA)-approved crewmember training.

Upon successful completion of the June 2007 Train-the-Trainer course, Trans States’ instructors will be qualified to teach crewmembers using MedAire’s Manual of Inflight Medical Care as well as the First Aid for Inflight Medial Emergencies Instructor Guide. The course will provide the knowledge and skills needed for accurate instruction, evaluation, monitoring and mentoring of crewmembers in the classroom.

Prior to classroom training, all Trans States crewmembers will have access to animated, web-based training classes which simulate common medical emergencies. The e-Learning modules will give pilots and flight attendants an easier way to stay current on medical training and reduce the classroom time needed to remain AED and CPR certified. Working at their own pace, students will meet FAA requirements while learning in an interactive environment developed for aviation professionals by aviation professionals.

“MedAire is pleased to offer the latest technology, including web-based learning solutions which compliment our traditional instructor-led medical training programs,” said Richard Gomez, director of education services and quality at MedAire. “We continuously revise our medical programs based on what is happening in the air and use real-life scenarios based on more than 20 years of handling actual in-flight cases.

Since 2004, MedAire has supplied and refurbished the regional airline’s emergency medical kits and provided medical control for prescription contents. Trans States will have 24-hour access to emergency physicians, RN case managers and communication specialists working at MedAire’s MedLink Global Response Center.

“We want to ensure that our crew and passengers have access to the best medical resources available,” said Deborah Hicks, manager of in-flight training, Trans States Airlines. “This training program will provide our instructors with the next level of education, allowing us to protect our passengers in the event of a medical emergency.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

Trans States Airlines
Trans States Airlines (www.transstates.net) is the sixth largest independent (privately held) regional airline in the United States. Founded in 1985 to primarily serve Trans World Airlines from its St. Louis hub, the company has positioned itself to be a quality regional feeder airline for American Airlines, United Airlines, and US Airways. Trans States Airlines flies to 70 cities in 29 states with two hubs of operation.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.